Exhibit 99.1

Uber to Acquire Drizly

SAN FRANCISCO and BOSTON — February 2, 2021 — Uber Technologies, Inc. (NYSE: UBER) and Drizly today announced that they have reached an agreement for Uber to acquire Drizly for approximately $1.1 billion in stock and cash.

Drizly is the leading on-demand alcohol marketplace in the United States, available and designed to be fully compliant with local regulations in more than 1,400 cities across a majority of US states. Drizly works with thousands of local merchants to provide consumers with an incredible selection of beer, wine, and spirits with competitive, transparent pricing.

After the completion of the transaction, Drizly will become a wholly owned subsidiary of Uber. Drizly’s marketplace will eventually be integrated with the Uber Eats app, while also maintaining a separate Drizly app.

Drizly plans to innovate and expand independently in its fast-growing and competitive sector, while also gaining access to the advanced mobile marketplace technologies of the world’s largest food delivery and ridesharing platform. Merchants on Drizly will be able to benefit from Uber’s best-in-class routing technology and significant consumer base. Delivery drivers will have even more ways to earn. And Uber’s rewards and subscription programs will be able to deliver even greater value to consumers with new benefits and perks on Drizly.

“Wherever you want to go and whatever you need to get, our goal at Uber is to make people’s lives a little bit easier. That’s why we’ve been branching into new categories like groceries, prescriptions and, now, alcohol. Cory and his amazing team have built Drizly into an incredible success story, profitably growing gross bookings more than 300 percent year-over-year. By bringing Drizly into the Uber family, we can accelerate that trajectory by exposing Drizly to the Uber audience and expanding its geographic presence into our global footprint in the years ahead,” said Uber CEO Dara Khosrowshahi.

“Drizly has spent the last 8 years building the infrastructure, technology, and partnerships to bring the consumer a shopping experience they deserve. It’s a proud day for the Drizly team as we recognize what we’ve accomplished to date but also with the humility that much remains to be done to fulfill our vision. With this in mind, we are thrilled to join a world-class Uber team whose platform will accelerate Drizly on its mission to be there when it matters—committed to life’s moments and the people who create them,” said Drizly co-founder and CEO Cory Rellas.

Uber currently anticipates that more than 90 percent of the consideration to be paid to the Drizly stockholders in the transaction will consist of shares of Uber common stock, with the balance to be paid in cash. The acquisition is subject to regulatory approval and other customary closing conditions and is expected to close within the first half of 2021.

Forward-Looking Statements

This communication contains forward-looking statements regarding Uber Technologies, Inc.’s (“Uber,” “we” or “our”) future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: risks and uncertainties related to our pending acquisition of Drizly Inc. (“Drizly”), including the failure to obtain, or delays in obtaining, required regulatory approvals, any reverse termination fee that may be payable by us in connection with any failure to obtain regulatory approvals, the risk that such approvals may result in the imposition of conditions that could adversely affect us or the expected benefits of the proposed transaction, or the failure to satisfy any of the closing conditions to the proposed transaction on a timely basis or at all; costs, expenses or difficulties related to the acquisition of Drizly, including the integration of the Drizly’ business; failure to realize the expected benefits and synergies of the proposed transaction in the expected timeframes or at all; failure to grow Drizly’s business at historical rates or at all, or to expand its business geographically; the potential impact of the announcement, pendency or consummation of the proposed transaction on relationships with our and/or Drizly’s employees, customers, suppliers and other business partners; the risk of litigation or regulatory actions to us and/or Drizly; inability to retain key personnel; changes in legislation or government regulations affecting us or Drizly; developments in the COVID-19 pandemic and resulting business and operational impacts on us and/or Drizly; and economic, financial, social or political conditions that could adversely affect us, Drizly or the proposed transaction. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Qs or Form 8-Ks filed with the Securities and Exchange Commission. All information provided in this communication is as of the date of this communication and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable, and information available to us, as of such date. We undertake no duty to update this information unless required by law.

About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

About Drizly

Drizly is North America's largest e-commerce alcohol marketplace and the best way to shop beer, wine, and spirits. With the speed and convenience of on-demand or scheduled delivery, Drizly partners with retailers in 1,400+ cities to offer consumers of legal drinking age unrivaled selection and a transparent, personalized shopping experience. As the industry leader, Drizly partners with retailers to bring their shelves online, helping them to reach new customers, tap into key market and customer insights, and diversify their business to grow sales.

Contacts

Press: For Uber: press@uber.com	For Drizly: press@drizly.com

Investors and Analysts: For Uber: investor@uber.com